EXHIBIT 99.1

Garrett Motion Converts Series A Preferred Stock Into Common Stock

ROLLE, Switzerland, June 13, 2023– Garrett Motion Inc. (Nasdaq: GTX), a differentiated technology leader for the automotive industry, announced today the conversion of the Company’s Series A Preferred Stock into a single class of Common Stock, simplifying the Company’s capital structure and setting the stage for greater market capitalization, enhanced liquidity, a path to index inclusion, and a more diversified shareholder base.

“We are pleased we have achieved this important milestone to benefit all our shareholders, providing more financial flexibility to Garrett as it invests for the future in both its core emission reduction turbo business as well as in new differentiated technologies for zero emission mobility,” said Olivier Rabiller, President and CEO. “It will also enable the Company to engage more effectively with the investment community with greater liquidity and a normalized capital structure.”

Effective after the close of market on June 12, 2023, trading of the Series A Preferred Stock on Nasdaq was suspended, and each holder of shares of Series A Preferred Stock as of the conversion was deemed to hold one share of Garrett’s Common Stock (Nasdaq: GTX) for each share of Series A Preferred Stock previously held. All shares of Series A Preferred Stock will be converted in accordance with the customary procedures of the Company’s transfer agent, for shares held in registered form, and of the Depository Trust Company, for shares held in street name. Additionally, on or prior to June 20, 2023, all holders of the Series A Preferred Stock as of the conversion will receive, in respect of each share of Series A Preferred Stock held immediately prior to the conversion, a payment of the accrued and unpaid dividends on the Series A Preferred Stock through June 30, 2023, plus an additional amount that represents the dividends that would have accrued on the Series A Preferred Stock through September 30, 2023. In the aggregate, this additional payment per share of Series A Preferred Stock will be comprised of $0.144375 in cash, and approximately 0.104379 shares of Common Stock (representing $0.853509 in accrued and unpaid dividends per share of Common Stock, valued at $8.177 per share), subject to adjustment to avoid the issuance of fractional shares of Common Stock.

As a result of the conversion, Garrett will have one class of shares outstanding, the Common Stock, and an enhanced cash flow profile from the elimination of the 11% Series A Preferred Stock dividend. This is partially offset by the incremental interest expense from the Company’s $700 million of new debt incurred in connection with the Company’s previously announced capital transformation transactions, which included the repurchase of approximately $570 million of shares of Series A Preferred Stock held by certain funds affiliated with Centerbridge Partners, L.P. and certain funds affiliated with Oaktree Capital Management, L.P., and today’s conversion of the Series A Preferred Stock. As a result of these transactions, Garrett expects to have a total of approximately 266,014,442 shares of Common Stock outstanding.

Garrett previously announced that it has also increased its share repurchase authorization to $250 million.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become cleaner, more efficient and connected. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Santiago Enchandi	Eric Birge
1.734.386.6593	1.734.228.9529
Maria.SantiagoEnchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

Garrett Internal